Exhibit 99.1

AMEH.OB: OTCBB	February 16, 2011

Apollo Medical Holdings, Inc. Announces Acquisition of Aligned Healthcare, Inc.

Glendale, California.- Apollo Medical Holdings, Inc. (“Apollo”) (OTCBB:AMEH - News), a leading provider of hospitalist services to the healthcare community, today announced that it has acquired Aligned Healthcare, Inc. (“Aligned”), a provider of 24-hour  physician call centers and specialized care management services to health plans, hospitals and medical groups. In exchange for a 100% ownership interest in Aligned, Apollo will issue 1,000,000 common shares to the shareholders of Aligned, and pay up to an additional 4,500,000 common shares over the next three years subject to a performance earnout based on cash flow.

Raouf Khalil, MBA, Chief Executive Officer of Aligned, was named President of Aligned Healthcare and will be added to the Board of Directors of Apollo Medical Holdings. In addition, Jamie McReynolds, M.D. will become Chief Medical Officer and Bette Jane Reese, RN, MHA will become Chief Operating Officer of the Aligned Division respectively.

Mr. Khalil has 23 years of experience in the healthcare industry.  He began his career in banking on Wall Street.  Subsequently, he founded Professional Home Health Services (PHHS), a successful home health, home infusion, hospice and durable medical equipment business.  He sold PHHS to Option Care, a national home infusion company. In 2001, he co-founded Care Level Management Group LLC (“CLM”). Mr. Khalil became Chief Executive Officer of CLM and grew the company to annual revenues of more than $50 million and had more than 460 employees in five states. CLM became a real healthcare innovator by pioneering the Personal Visiting Physician (PVP) delivery system, which provided round-the-clock access to doctors for chronically ill and elderly patients. CLM was sold to Inspiris in 2008. Mr. Khalil also founded and is Chief Executive Officer of Mobile Doctors 24-7 International, which provides healthcare services in the Middle East and founded Aligned Healthcare LLC in 2008. Mr. Khalil received an MBA from the University of Southern California in 1981.

“The combination of ApolloMed and Aligned creates a powerful multidisciplinary care management organization that coordinates care across settings,” stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc. “The new ApolloMed integrated model provides the infrastructure to help provider groups and health plans achieve objectives for utilization efficiency, quality of care and cost control within the shared accountability arrangements that are emerging within the new world of healthcare payment reform.”

“It is a pleasure to join forces with the management team of Aligned, an acknowledged leader in medical management. They have a proven track record providing scalable, patient-centered care management services for hospitals and health plans,” stated Adrian Vazquez, M.D., President and Chairman of Apollo Medical Holdings, Inc. “By combining our two organizations, we will broaden our service offering to improve the quality of patient care in hospitals, post-acute care facilities and at home.  It  also enables us to achieve a balance between optimal length of stay and avoidance of readmissions.”

“Integrating inpatient care and outpatient services as well as providing 24/7 physician access is a unique value and essential for desired clinical and financial outcomes. The Aligned portfolio of care and transition services is strengthened considerably with the addition of ApolloMed’s network of hospitalists. This combination of services does not exist in the market today and is in great demand as provider entities look for solutions to improve patient care and improve performance and accountability throughout their organizations,” said Raouf Khalil, MBA, President of Aligned Healthcare.

Management Bios for Bette Jane Reese, RN, MHA and Jamie McReynolds, M.D.

BJ Reese, RN, MHA brings 18 years of experience in health care management with an extensive background in care management operations, quality improvement, disease management, clinical consultative sales, account management and product implementation.  Prior to joining Aligned, Ms Reese provided managed care consulting services for a variety of established and emerging health care clients on disease management, medical cost analysis, consultative sales and strategic planning for healthcare product introductions.  Ms Reese served as Vice President of Account Management and Quality at Care Level Management Group LLC, where she established CLM’s national account management strategy and developed standardized client reporting packages and client-specific program implementation strategies.  Ms Reese started her managed care career at UnitedHealth Care in Minneapolis, where she held various corporate medical management positions for over 12 years involving development and implementation of a variety of clinical and operations programs for commercial and government-based business.  Ms Reese has authored several white papers on medical management product positioning and has been a presenter at healthcare conferences on medical management issues.  Prior to entering managed care, Ms Reese worked as a staff nurse in oncology, critical care and emergency/trauma.  She holds a Masters in Health Administration, a mini MBA in Health Care and Quality Management, and a BA in  Nursing.  She received her original Diploma in Nursing in 1978 from Thomas Jefferson University in Philadelphia, PA.

Jamie McReynolds, M.D. is a clinical physician with over 25 years of experience in family practice, clinical operations and the development of new care delivery systems.  As Care Level Management’s Senior Vice President for Clinical Operations and Best Practices, she led the Centers for Medicare and Medicaid Services demonstration project’s implementation team and provided oversight of a multidisciplinary training committee.  She has extensive knowledge of payment structures for Medicare and Medicaid as well as teaching experience with physicians and physician extenders.  Dr. McReynolds received her medical degree from the University of New Mexico School of Medicine and performed her residency and fellowship at St. Joseph’s Hospital and Medical Center in Arizona.  Dr. McReynolds has won numerous awards throughout her clinical career.

About Apollo Medical Holdings, Inc.

Apollo is a leading provider of integrated medical management services that improves the efficiency in inpatient care plus multi-disciplinary care management services targeting inefficiencies in healthcare payer and provider networks. Our integrated model combines hospitalist medicine, 24-hour physician call centers, case management and transition management that offers to help healthcare organizations engage in performance payments for utilization efficiency, quality of care objectives and shared accountability arrangements. The company intends to capitalize on the growing market for hospital-based physicians and care management services.  There are 4900 acute care hospitals in the U.S., with over 35 million annual admissions. Total U.S. spending on hospital care is over $650 billion, and is expected to increase to $1.3 trillion by 2016. There are tremendous inefficiencies in the delivery of inpatient care, a high rate of hospital errors and high readmission rates. These are drivers for the growth of hospital-based medicine and care management services.  Apollo and its affiliated medical groups have proven expertise in providing excellent and efficient care to hospitalized patients.

For more information please contact:

Warren Hosseinion, M.D.	Kyle Francis
Chief Executive Officer	Chief Financial Officer, E.V.P.
Apollo Medical Holdings, Inc.	Apollo Medical Holdings, Inc.
Tel.: (818) 396-8050	Tel.: (818) 396-8050
warrenhoss@apollomed.net	kfrancis@apollomed.net